Exhibit 99.2

News
Merrill Lynch & Co., Inc.

World Headquarters
4 World Financial Center
New York, New York 10080

Release date: May 16, 2007

For information contact:
Media Relations:
Jason H. Wright (212) 449-3535
Jason_wright@ml.com

Investor Relations:
Jonathan Blum (866) 607-1234
Investor_Relations@ml.com
MERRILL LYNCH NAMES FAKAHANY AND FLEMING
CO-PRESIDENTS
     NEW YORK, May 16, 2007 — Merrill Lynch & Co., Inc., (NYSE: MER) has appointed Ahmass Fakahany and Gregory Fleming to the new positions of co-presidents of Merrill Lynch, the company announced today. Mr. Fakahany, 48, is currently the company’s vice chairman and chief administrative officer and Mr. Fleming, 44, is the company’s executive vice president and co-president of the company’s Global Markets and Investment Banking group.
     “Ahmass and Greg have been key players — and partners — in the ambitious program we undertook in 2003 to remake Merrill Lynch into a diversified global markets, investment banking and wealth management organization able to compete successfully worldwide,” said Merrill Lynch Chairman and Chief Executive Officer Stan O’Neal. “We currently are realizing many of the benefits of that work and we decided it was the right time for Greg and Ahmass to assume greater responsibility.
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Co-Presidents — page 2

     “We are in a new stage of our development as a company,” said Mr. O’Neal. “We’ve built a deep pool of management talent, strengthened and expanded our capital markets, banking and wealth management capabilities, and extended our global footprint. Many of the opportunities we are now beginning to seize are cross-functional, involving the integration of these capabilities in order to fully realize the potential of Merrill Lynch. Ahmass and Greg are strong leaders who are ready to play a larger role helping us to step up the pace of integration and in driving the revenue growth that we expect to result throughout the company.”
     The company said Messrs. Fakahany and Fleming will continue to report to Mr. O’Neal and will be jointly responsible for oversight of all of the company’s operating businesses and related support services. The company’s finance function will report directly to Mr. O’Neal.
     Mr. Fakahany was named vice chairman and chief administrative officer of Merrill Lynch in 2005 and has been responsible for the firm’s Chief Financial Office (including Finance/Controllers, Treasury, Credit & Market Risk Management, Tax, and Corporate Strategy and Planning); Governance and Controls; Global Operations and Infrastructure Services; Global Technology; Global Real Estate, Purchasing & Services; and Human Resources, including Leadership & Talent Management. He was the company’s executive vice president and chief financial officer before then. From October 2001 to November 2002, Mr. Fakahany served as chief operating officer of Global Markets and Investment Banking. Prior to that, he served as the company’s senior vice president and finance director; had been global chief financial officer and chief administration officer for the Corporate and Institutional Client group; and served as chief administration officer of the Japan Region and chief financial officer for the Pacific Rim Region (Japan, Asia Pacific and Australasia). Mr. Fakahany also served as Japan region chief financial officer and regional controller for Merrill Lynch in Europe, the Middle East and Africa. He joined Merrill Lynch in 1987, after holding international and regional finance positions with Exxon Corporation. He has a Bachelor of Science degree from Boston University School of Management, summa cum laude, and an M.B.A. from Columbia University Graduate School of Business.
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Co-Presidents — page 3
     Mr. Fleming was named executive vice president, co-president of the Global Markets and Investment Banking group and a member of the executive committee in August 2003 and was both chief operating officer of Global Investment Banking and co-head of the Global Financial Institutions Group before then. He had been a managing director of Global Investment Banking from 1998 to 2003, and head of the United States Financial Institutions Group since 1999. During his career, Mr. Fleming has personally advised many of the leading banking, insurance and non-depository financial institutions in the United States and internationally. He has assisted institutions in restructurings, acquisitions and sales, initial public offerings and other financial transactions. Today, he is advisor to many of the world’s largest companies, is widely acknowledged as an expert in the asset management industry and sits on the board of directors of BlackRock, Inc. Mr. Fleming joined Merrill Lynch in 1992. Previously, he was a principal at Booz-Allen & Hamilton. He is a graduate of Yale Law School and has a Bachelor of Arts degree, summa cum laude, in economics from Colgate University.
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 38 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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